Method of Insurance for LPG Credit

I. Object:

All the LPG sold by Kunming Xinmao Petrochemical Industrial Co.
Ltd. and its related companies.

II. Relationship:

Kunming Xinmao Petrochemical Industrial Co.1 Ltd. and its related companies are policyholders; Zhongbao Insurance Co., Hongshan Branch is insurer; The users of Kunming Xinmao Petrochemical Industrial Co.1 Ltd. and its related companies are insurants.

Ill. Period:

Five years.

IV. Responsibility:

The losses caused by the following reasons shall be indemnified by insurer:
(1) If the LPG could not be provided continuously;
(2) If the LPG could not be provided by the certain price;
(3) If the quality or quantity of the LPG could not meet the requirement of the
State.

V. Exception:
(1) The insurant can not provide the insurance receipt;
(2) The insurant behaves illegally;
(3) The transportation line or the pipeline is broken by the natural disaster
(4) Other losses out of the scope of the insurance responsibility.

VI. Amount of Insurance Rate of Insurance and insurance:

The amount of insurance is decided by the value of LPG. The rate of insurance is .25%.

VII. Quota Indemnity:

The insurance is indemnified in quota system.

(1) If the losses are caused by the first two reasons in item IV, the quota is the price per can X 130%

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(2) If the quality or quantity of LPG could not meet the
requirement of the State but the user has used and can use it continuously! the quota is RMB40 for 15 kg can and RMB120 for 50 kg can;
(3) the quota indemnity for per user is the amount written on the insurance receipt

VIII. Indemnity:
(1) The insurant shall provide proof and related report;
(2) The place of indemnity is our agent in Yunnan Province;
(3) The valued period for demanding compensation is one month.

IX. Argument:

Each side can appeal to court.


Zhongbao Insurance Co., Hongshan Branch

Aug 26, 1997